                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports First Quarter Results
•Reported first quarter diluted EPS of $0.32, up 14.3% compared to last year
•Generated total Company net sales of $535 million, in line with outlook
•Expanded gross margin by 210 basis points to 42.1%
•Increased operating margin by 160 basis points to 10.0%
•Repaid $25 million of debt, repurchased $20 million of stock; ended quarter with $131 million in cash and marketable securities

Fort Myers, FL - June 6, 2023 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the thirteen weeks ended April 29, 2023 (the “first quarter”). The Company also provided its fiscal 2023 second quarter outlook and updated its full-year outlook.
Molly Langenstein, Chico's FAS Chief Executive Officer and President, commented, “We delivered another quarter of outstanding operating income and EPS performance, underscoring our commitment to our four strategic pillars of customer led, product obsessed, digital first, and operationally excellent.
“Total year-over-year sales were in line with our outlook, down 1.1%, on top of 39.4% growth in the first quarter last year. For the Company as a whole, full-priced sales remained healthy, spend per customer and average unit retail increased year-over-year; and we gained market share across all brands.”
Langenstein continued, “Chico’s, our largest brand, celebrating its 40th anniversary, demonstrated outstanding performance, posting comparable sales growth of 4.9% on top 52.0% last year. We believe Chico’s is positioned for continued outsized growth, as it is the fastest growing apparel brand for customers over 45 with household incomes over $100,000, according to Circana. Chico’s is also expanding its demographic appeal, attracting new customers with an average age 10 years younger than existing customers.
“Soma sales trends continued to improve from prior quarters, while White House Black Market sales declined as we quickly sold through fashion inventories due to strong customer demand.”
“We are confident in our brand strategy and our ability to deliver on our long-term financial targets, as we continue to navigate the current macroeconomic environment. Our three distinct brands each have a clear path to profitable growth, and we are positioned to further enhance our operating performance, strengthen our balance sheet and generate meaningful shareholder value,” concluded Langenstein.

Business Highlights
The Company’s first quarter highlights include:
•Strong first quarter results: The Company posted $0.32 net income per diluted share for the first quarter, an improvement of 14.3% compared to the first quarter of last year, primarily driven by gross margin expansion of 210 basis points.

•Compelling two-year stacked comparable sales: For the first quarter, total Chico’s FAS comparable sales decreased 0.6% versus last year’s first quarter. On a two-year stacked basis, comparable sales increased 40.0%, notably exceeding our strategic plan. Chico’s® comparable sales grew 4.9%, versus the first quarter last year. On a sequential basis, Soma’s® comparable sales improved 250 basis points and were down 2.5% versus last year’s first quarter. White House Black Market® (“WHBM”) comparable sales decreased 8.0% versus last year’s strong first quarter increase of 64.8%. All three brands reported higher average unit retail driven by full-price selling.
•Robust operating income growth: First quarter income from operations was $53.3 million, or 10.0% of net sales, compared to $45.4 million, or 8.4% of net sales, in last year’s first quarter, driven primarily by gross margin expansion.
•Strong balance sheet: The Company ended the first quarter with $131.0 million in cash and marketable securities, after repaying $25.0 million of long-term debt and repurchasing 3.25 million shares during the quarter for $19.8 million.

Overview of Financial Results
For the first quarter, the Company reported net income of $39.9 million, or $0.32 per diluted share, compared to net income of $34.9 million, or $0.28 per diluted share, for last year’s first quarter.

Sales
The Company reported first quarter net sales of $534.7 million compared to $540.9 million in last year’s first quarter. This decrease of 1.1% primarily reflects a comparable sales decrease of 0.6%, as well as the impact of the net store closures since last year’s first quarter. The 0.6% comparable sales decline was driven by a decrease in transaction count, mostly offset by an increase in average dollar sale.
The following table depicts comparable sales percentages for Chico’s FAS, Chico's, WHBM® and Soma:

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Chico's	4.9%	52.0%
White House Black Market	(8.0)	64.8
Soma	(2.5)	(1.4)
Total Company	(0.6)	40.6

Gross Margin
For the first quarter, gross profit was $225.0 million, or 42.1% of net sales, compared to $216.6 million, or 40.0% of net sales, in last year’s first quarter. The 210-basis-point increase in gross margin primarily reflects higher average unit retail, lower inbound freight costs, and corporate expense savings, partially offset by higher raw material and occupancy costs.

Selling, General and Administrative Expenses
For the first quarter, selling, general and administrative expenses (“SG&A”) was $171.7 million, or 32.1% of net sales, compared to $171.2 million, or 31.6% of net sales, for last year’s first quarter. The 50 basis points of deleverage primarily reflects increased marketing and store operating expenses to support our long-term growth strategies, partially offset by disciplined expense management.

Income Taxes
The Company’s first quarter effective tax rate was 24.3% compared to 21.4% for last year’s first quarter. This year’s effective tax rate primarily reflects favorable share-based compensation benefit. Last year’s first quarter effective tax rate primarily reflected favorable share-based compensation benefit and the reduction in the liability for future reversing deferred tax liabilities.

Cash, Marketable Securities and Capital Allocation
At the end of the first quarter, cash and marketable securities totaled $131.0 million compared to $104.1 million at the end of last year’s first quarter.
Long-term debt at the end of the first quarter totaled $24.0 million compared to $99.0 million at the end of last year’s first quarter, reflecting a principal payment of $25.0 million in the first quarter of fiscal year 2023, in addition to the $50.0 million paid in fiscal year 2022.
During the first quarter of fiscal 2023, the Company repurchased 3.25 million shares under its $300.0 million share repurchase program announced in November 2015.

Inventories
At the end of the first quarter, inventories totaled $293.8 million compared to $325.6 million at the end of last year’s first quarter. The decrease of $31.8 million, or 9.8%, was primarily due to normalized supply chain conditions that resulted in significantly lower in-transit inventories.

Fiscal 2023 Second Quarter and Full-Year Outlook
For fiscal 2023 second quarter, the Company currently expects:
•Consolidated net sales of $545 million to $565 million;
•Gross margin rate as a percent of net sales of 39.0% to 39.5%;
•SG&A as a percent of net sales of 30.5% to 31.0%;
•Effective income tax rate of 28.0% to 29.0%; and
•Earnings per diluted share of $0.25 to $0.30.
For fiscal 2023, a 53-week year, the Company currently expects:
•Consolidated net sales of $2,175 million to $2,205 million;
•Gross margin rate as a percent of net sales of 38.4% to 38.8%;
•SG&A as a percent of net sales of 32.6% to 33.0%;
•Effective income tax rate of 26.0%;
•Earnings per diluted share of $0.70 to $0.82; and
•Capital and cloud-based expenditures of $80 million to $90 million.

Conference Call Information
The Company is hosting a live conference call on Tuesday, June 6, 2023, beginning at 8:00 a.m. Eastern Time to review the operating results for the first quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 2200704, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. Eastern Time start to be placed in queue.

ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, FL. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands – Chico’s®, White House Black Market® and Soma® – each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnect®, the Company’s customized, branded, digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
As of April 29, 2023, the Company operated 1,262 stores in the U.S. and sold merchandise through 58 international franchise locations in Mexico and through two domestic franchise locations in airports. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com.
To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements concerning our current expectations, assumptions, plans, estimates, judgments, and projections about our business and our industry, and other statements that are not historical facts. These statements, including, without limitation, the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2023 Second Quarter and Full-Year Outlook,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “aim,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “target,” “may,” “will,” “plans,” “path,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident,” “assumptions,” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those factors described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” in our Quarterly Reports on Form 10-Q and the following:
the ability of our suppliers, logistics providers, vendors, and landlords, to meet their obligations to us in light of financial stress, labor shortages, liquidity challenges, bankruptcy filings by other industry participants, and supply chain and other disruptions; our ability to sufficiently staff our retail stores; changes in general economic conditions, including, but not limited to, consumer confidence and spending patterns; the impacts of rising inflation, gasoline prices, and interest rates on consumer spending; the availability of, and interest rates on, consumer credit; the impact of consumer debt levels and consumers’ ability to meet credit obligations; market disruptions, including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, adverse developments affecting the financial services industry, political and social crises, war and other military conflicts (such as the war in Ukraine) or other major events, or the prospect of these events (including their impact on consumer spending, inflation, and the global supply chain); shifts in consumer behavior, and our ability to adapt, identify, and respond to new and changing fashion trends and customer preferences, and to coordinate product development with buying and planning; changes in the general or specialty retail or apparel industries, including significant decreases in market demand and the overall level of spending for women’s private branded clothing and related accessories; our ability to secure and maintain customer acceptance of in-store and online concepts and styles; our ability to maintain strong relationships with our vendors, manufacturers, licensors, and retail customers; increased competition in the markets in which we operate, including for, among other things, premium mall space; our ability to remain competitive with customer shipping terms and costs; decreases in customer traffic at malls, shopping centers, and our stores; fluctuations in foreign currency exchange rates and commodity prices; significant increases in the costs of manufacturing, raw materials, transportation, importing, distribution, labor, and advertising; decreases in the quality of merchandise received from suppliers and increases in delivery times for receiving such merchandise; our ability to appropriately manage our store fleet, and our ability to achieve the expected results of any store openings or store closings; our ability to appropriately manage inventory and allocation processes and leverage targeted promotions; our ability to maintain cost-saving discipline; our ability to generate sufficient cash flow; our ability to operate our retail websites in a profitable manner; our ability to successfully identify and implement additional sales and distribution channels; our ability to successfully execute and achieve the expected results of our business, brand strategies, brand awareness programs, and merchandising and marketing programs including, but not limited to, the Company’s three-year strategic growth plan, sales initiatives, multi-channel strategies, and four strategic pillars, which are (1) customer led, (2) product obsessed, (3) digital first, and (4) operationally excellent; our ability to utilize our Fort Myers campus, distribution center, and other support facilities in an efficient and effective manner; our reliance on sourcing from foreign suppliers; significant adverse economic, labor, political, or other shifts (including adverse changes in tariffs, taxes, or other import regulations, particularly with respect to China or Vietnam, or legislation prohibiting certain imports from China or Vietnam); U.S. and foreign governmental actions and policies, and changes thereto; the continuing performance, implementation, and integration of our management information systems; our ability to successfully update and maintain our information systems; the impact of any system failure, cybersecurity, or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information that we or our third-party vendors may experience; the risks that our share repurchase program may not successfully enhance shareholder value, or that share repurchases could be negatively perceived by investors; our ability to comply with applicable domestic and foreign information security and privacy laws, regulations, and technology platform rules or other obligations related to data privacy and security; our ability to attract, hire, train, motivate, and retain qualified employees in an inclusive environment; our ability to successfully recruit leadership or transition members of our senior management team; increased public focus and opinion on environmental, social, and governance (“ESG”) initiatives and our ability to meet any announced ESG goals and initiatives; future unsolicited offers to buy the Company and actions of activist shareholders and others, and our ability to respond effectively; our ability to secure and protect our trademark and other intellectual property rights; our ability to protect our reputation and our brand images; unanticipated obligations or changes in estimates arising from new or existing litigation, income taxes, and other regulatory proceedings; unanticipated adverse changes in legal, regulatory, or tax laws; and our ability to comply with the terms of our credit agreement, including the restrictive provisions limiting our flexibility in operating our business and obtaining additional credit on commercially reasonable terms.
These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made, or are attributable to us, are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Julie MacMedan
Chico’s FAS, Inc.
(239) 346-4384
julie.macmedan@chicos.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 29, 2023		April 30, 2022
	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico’s	$273,650	51.2%	$264,466	48.9%
White House Black Market	153,470	28.7	169,029	31.2
Soma	107,623	20.1	107,420	19.9
Total Net Sales	534,743	100.0	540,915	100.0
Cost of goods sold	309,734	57.9	324,350	60.0
Gross Margin	225,009	42.1	216,565	40.0
Selling, general and administrative expenses	171,673	32.1	171,158	31.6
Income from Operations	53,336	10.0	45,407	8.4
Interest expense, net	(630)	(0.1)	(975)	(0.2)
Income before Income Taxes	52,706	9.9	44,432	8.2
Income tax provision	12,800	2.4	9,500	1.7
Net Income	$39,906	7.5%	$34,932	6.5%
Per Share Data:
Net income per common share - basic	$0.33		$0.29
Net income per common and common equivalent share – diluted	$0.32		$0.28
Weighted average common shares outstanding – basic	119,702		118,993
Weighted average common and common equivalent shares outstanding – diluted	123,375		123,311

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 29, 2023	January 28, 2023	April 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$107,734	$153,377	$104,131
Marketable securities, at fair value	23,314	24,677	—
Inventories	293,776	276,840	325,565
Prepaid expenses and other current assets	42,766	48,604	53,024
Income taxes receivable	9,202	11,865	12,737
Total Current Assets	476,792	515,363	495,457
Property and Equipment, net	191,153	192,165	184,240
Right of Use Assets	457,695	435,321	439,896
Other Assets:
Goodwill	16,360	16,360	16,360
Other intangible assets, net	5,000	5,000	5,000
Other assets, net	27,078	23,632	19,648
Total Other Assets	48,438	44,992	41,008
	$1,174,078	$1,187,841	$1,160,601

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$136,903	$156,262	$161,058
Current lease liabilities	156,494	153,202	150,476
Other current and deferred liabilities	135,562	141,698	139,148
Total Current Liabilities	428,959	451,162	450,682
Noncurrent Liabilities:
Long-term debt	24,000	49,000	99,000
Long-term lease liabilities	365,422	349,409	355,851
Other noncurrent and deferred liabilities	2,866	2,637	2,290
Total Noncurrent Liabilities	392,288	401,046	457,141
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,234	1,250	1,251
Additional paid-in capital	510,958	513,914	504,977
Treasury stock, at cost	(514,168)	(494,395)	(494,395)
Retained earnings	354,928	315,022	240,945
Accumulated other comprehensive loss	(121)	(158)	—
Total Shareholders’ Equity	352,831	335,633	252,778
	$1,174,078	$1,187,841	$1,160,601

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Cash Flows from Operating Activities:
Net income	$39,906	$34,932
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,940	11,590
Non-cash lease expense	46,058	44,131
Loss on disposal and impairment of property and equipment, net	30	1,968
Deferred tax benefit	132	(430)
Share-based compensation expense	3,119	3,863
Changes in assets and liabilities:
Inventories	(16,936)	(2,176)
Prepaid expenses and other assets	2,183	(6,449)
Income tax receivable	2,663	961
Accounts payable	(19,359)	(19,483)
Accrued and other liabilities	(6,865)	(1,182)
Lease liability	(49,230)	(67,908)
Net cash provided by (used in) operating activities	11,641	(183)
Cash Flows from Investing Activities:
Purchases of marketable securities	(271)	—
Proceeds from sale of marketable securities	1,640	—
Purchases of property and equipment	(7,789)	(2,571)
Net cash used in investing activities	(6,420)	(2,571)
Cash Flows from Financing Activities:
Payments on borrowings	(25,000)	—
Payments of debt issuance costs	—	(706)
Proceeds from issuance of common stock	120	143
Repurchase of treasury stock under repurchase program	(19,805)	—
Payments of tax withholdings related to share-based awards	(6,179)	(7,657)
Net cash used in financing activities	(50,864)	(8,220)
Net decrease in cash and cash equivalents	(45,643)	(10,974)
Cash and Cash Equivalents, Beginning of period	153,377	115,105
Cash and Cash Equivalents, End of period	$107,734	$104,131

Supplemental Detail on Net Income per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen weeks ended April 29, 2023 and April 30, 2022, potential common shares were excluded from the computation of diluted income per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income per basic and diluted common share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Numerator:
Net income	$39,906	$34,932
Net income allocated to participating securities	(58)	(178)
Net income available to common shareholders	$39,848	$34,754

Denominator:
Weighted average common shares outstanding – basic	119,702	118,993
Dilutive effect of non-participating securities	3,673	4,318
Weighted average common and common equivalent shares outstanding – diluted	123,375	123,311

Net income per common share:
Basic	$0.33	$0.29
Diluted	$0.32	$0.28

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended April 29, 2023
(Unaudited)

	January 28, 2023	New Stores	Closures	April 29, 2023
Store Count:
Chico’s frontline boutiques	488	—	(2)	486
Chico’s outlets	121	—	(1)	120
WHBM frontline boutiques	328	—	(4)	324
WHBM outlets	53	—	—	53
Soma frontline boutiques	259	—	—	259
Soma outlets	20	—	—	20
Total Chico’s FAS, Inc.	1,269	—	(7)	1,262

	January 28, 2023	New Stores	Closures	Other Changes in SSF	April 29, 2023
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,326,251	—	(4,809)	1,902	1,323,344
Chico’s outlets	304,487	—	(2,840)	—	301,647
WHBM frontline boutiques	767,063	—	(9,989)	1,588	758,662
WHBM outlets	110,394	—	—	—	110,394
Soma frontline boutiques	476,669	—	—	1,596	478,265
Soma outlets	37,539	—	—	—	37,539
Total Chico’s FAS, Inc.	3,022,403	—	(17,638)	5,086	3,009,851
As of April 29, 2023, the Company’s franchise operations consisted of 58 international retail locations in Mexico and two domestic locations in airports.